FIRST AMENDMENT TO CREDIT AGREEMENT


     This FIRST AMENDMENT TO CREDIT AGREEMENT is made and entered into effective as of the 1st day of September, 1997 (this "Amendment") among KINDER MORGAN OPERATING L.P. "B" (formerly known as Enron Transportation Services, L.P.), a limited partnership formed under the laws of the State of Delaware (the "Borrower"); each of the lenders that is or becomes a party to the Credit Agreement (defined below) (individually, together with its successors and assigns, a "Lender" and, collectively, the "Lenders"); and FIRST UNION NATIONAL BANK (formerly known as First Union National Bank of North Carolina), a national banking association (in its individual capacity, "First Union"), as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").


                                 R E C I T A L S

     A. The Borrower, the Agent and the Lenders previously entered into that certain Credit Agreement dated as of February 14, 1997 (the "Credit Agreement"), pursuant to which the Lenders agreed to make certain loans to and extensions of credit on behalf of the Borrower upon the terms and conditions as provided therein.

     B. The Borrower and the Lenders now desire to make certain amendments and supplements to the Credit Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the parties hereto now agree as follows:

     1. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

     2. The definitions of "Agreement", "Aggregate Revolving Credit Commitments" and "Applicable Margin" in Section 1.02 of the Credit Agreement are hereby amended to read as follows:

         "Agreement" shall mean this Credit Agreement, as amended by the First Amendment and as the same may be further amended or supplemented from time to time.

         "Aggregate  Revolving  Credit  Commitments"  at any  time  shall  equal
     $10,000,000, as the same may be reduced in accordance with Section 2.03 hereof.

         "Applicable Margin" shall mean for Base Rate Loans or LIBOR Loans the following rate per annum as applicable based on the Indebtedness Ratio in effect from time to time:

              ------------------------------
              Indebtedness   LIBOR     Base
                 Ratio        Rate     Rate
              ------------------------------
                  >4.00      2.000%   0.500%
              ------------------------------
                  >3.50      1.750%   0.250%
              ------------------------------
                  >3.00      1.500%   0.000%
              ------------------------------
                  >2.50      1.250%   0.000%
              ------------------------------
                  <
                  -2.50      1.000%   0.000%
              ------------------------------

     3. Section 1.02 of the Credit Agreement is hereby supplemented, where alphabetically appropriate, with the addition of the following definitions:

         "First Amendment" shall mean that certain First Amendment to Credit Agreement dated effective as of September 1, 1997 among the Borrower, the Agent and the Lenders.

         "Funded  Debt Ratio"  shall have the  meaning  assigned to that term in
     Section 9.20.

         "Indebtedness Ratio" shall mean the ratio of (i) the aggregate of all Indebtedness and letters of credit (that are not included in Indebtedness) outstanding on the date of calculation to (ii) EBITDA for the four fiscal quarters ending on the last day of the preceding fiscal quarter of the Borrower. For purposes of the calculation of the Indebtedness Ratio, EBITDA will change four times a year based on the financial statements delivered by the Borrower in accordance with Sections 8.01(a) and (b): 60 days following the end of the first three fiscal quarters of the Borrower and 120 days following the end fourth fiscal quarter. The numerator of such ratio will vary from time to time based on the outstanding Indebtedness and letters of credit.

     4. Section 2.03(a) of the Credit Agreement is hereby deleted, and the following is substituted therefor:

          "(a)  The  Aggregate   Revolving  Credit   Commitments   shall  reduce
     automatically $1,200,000 on each Quarterly Date commencing with March 31, 1998 and may be further reduced pursuant to Section 2.03(b) hereof."

     5. Section 2.04(a) of the Credit Agreement is hereby deleted, and the following is substituted therefor:

         "(i) a commitment fee on the daily average unused amount of the Aggregate Revolving Credit Commitment for the period from and including the


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

     Closing Date to but excluding the Revolving Credit Termination Date at the following rate per annum based on the Indebtedness Ratio:

                 ----------------------------
                   Indebtedness   Commitment
                       Ratio          Fee
                 ----------------------------
                       >3.50         0.375%
                 ----------------------------
                       <
                       -3.50         0.250%
                 ----------------------------

     Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the earlier of the date the Aggregate Revolving Credit Commitments are terminated or the Revolving Credit Termination Date.

         (ii) a letter of credit fee, computed (on the basis of a year of 360 days and actual days elapsed) for each day from the Closing Date at the rate of 1.50% per annum of the LC Maximum Amount, payable quarterly in arrears on each Quarterly Date."

     6. Section 2.04(b)(i) of the Credit Agreement is hereby deleted, and the following is substituted therefor:

         "(i) 1/8% per annum of the LC Maximum Amount as a fronting fee, payable quarterly in arrears on each Quarterly Date."

     7. Section 6.01(l) of the Credit Agreement is hereby deleted in its entirety.

     8. Section 9.01 of the Credit Agreement is hereby amended by adding the following new subsection (h):

         "(h) the Borrower may become and remain liable with respect to unsecured Indebtedness of the Borrower owing to the General Partner or any Subsidiary or any other Affiliate of the General Partner created and outstanding under a subordinated promissory note subordinated pursuant to a Subordination Agreement substantially in the form of Exhibit A to the First Amendment so long as the aggregate outstanding principal amount of such subordinated Indebtedness does not at any time exceed $25,000,000."

     9. Section 9.03 of the Credit Agreement is hereby amended by deleting the existing subsection (g) and adding the following new subsections (g) and (h):

         "(g) in addition to the investments permitted by Section 9.03(h), other investments, loans or advances not to exceed $500,000 in the aggregate at any time; and

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


         (h) loans or advances to the Guarantor; provided that immediately before and after each loan or advance no Default or Event of Default exists and is continuing."

     10. Section 9.13 of the Credit Agreement is hereby amended by deleting the second sentence and substituting the following sentence therefor:

         "For purposes of this Section 9.13, "Debt Service Ratio" shall mean the ratio of (i) EBITDA for the four fiscal quarters ending on such date to
     (ii) cash payments made for scheduled principal payments, including without limitation, any prepayments required as a result of the reduction of the Aggregate Revolving Credit Commitment pursuant to Section 2.03(a) and interest on Debt of the Borrower and its Consolidated Subsidiaries other than as permitted under Section 9.01(f) for such four fiscal quarters of the Borrower and its Consolidated Subsidiaries."

     11. Section 9.16 of the Credit Agreement is hereby amended to read as follows:

         "Section 9.16 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms to it."

     12. Article IX of the Credit Agreement is hereby supplemented by adding the following new Section 9.20:

         "Section 9.20 Funded Debt Ratio. Commencing on the fiscal quarter ending June 30, 1997, the Borrower will not permit its Funded Debt Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter) to be greater than 4.50 to 1.00. For purposes of this Section 9.20, "Funded Debt Ratio" shall mean the ratio of
     (i) the aggregate of all outstanding Debt for borrowed money (excluding Debt outstanding on the Bonds and Debt permitted by Section 9.01(h)) and letters of credit on such date to (ii) EBITDA for the four fiscal quarters ending on such date."

     13. Section 10.01(b) of the Credit Agreement is hereby amended by replacing the name "Mont Belview Associates" with the name "Mont Belvieu Associates."

     14. Annex 1 to the Credit Agreement is hereby deleted and replaced by Annex 1 attached to this Amendment.

     15. This Amendment shall become binding when the Agent shall have received counterparts of this Amendment executed by the Borrower and the Lenders and such other documents as the Agent or its counsel may reasonably request.


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


     16. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

     17. The Borrower hereby reaffirms that as of the date of this Amendment, the representations and warranties made by the Borrower in Article VII of the Credit Agreement as amended hereby are true and correct on the date hereof as though made on and as of the date of this Amendment.

     18. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas.

     19. This Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

     20. THE CREDIT AGREEMENT, THIS AMENDMENT, THE NOTES AND THE SECURITY INSTRUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES.







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



     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first above written.

BORROWER:                  KINDER MORGAN OPERATING L.P. "B"
                           (formerly known as Enron Transportation
                           Services, L.P.)

                           By:  Kinder Morgan G.P., Inc.,
                                its General Partner


                                By: /s/ William V. Morgan
                                Name: William V. Morgan
                                Title: Vice Chairman

AGENT AND LENDER:          FIRST UNION NATIONAL BANK



                                 By: /s/ David Roberts
                                 Name: David Roberts
                                 Title: Senior Vice President